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+--------+
| FORM 3 |        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

    Tianjin Yu Cheung Group Co. Ltd.
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        (Last)                      (First)                        (Middle)

    8/th/ floor, B section, International Trade Plaza, 129 Nanjing Road, Heping District
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                                   (Street)


    Tianjin, 300050                  China
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)         December 18, 2000
                                                               -----------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)


4.  Issuer Name and Ticker or Trading Symbol
    Digital Village World Technologies Inc. (DVWT)

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director    ___ Officer              X  10% Owner    ___ Other
                                            ---
                        (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

7.  Individual or Joint Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

             Table I--Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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
   Common Stock     6,000,000           direct
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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FORM 3 (continued)      Table II--Derivative Securities Beneficially Owned
                  (e.g., puts, call, warrants, options, convertible securities)

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1. Title of Derivative       2. Date Exer-      3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
   Security (Instr. 4)          cisable and        Underlying Derivative Security      or              Form of        direct Bene-
                                Expiration         (Instr. 4)                          Exercise        Derivative     ficial
                                Date                                                   Price           Security:      Ownership
                                (Month/Day/Year)                                       of              Direct (D)     (Instr. 5)
                                                                                       Derivative      or In-
                                                                                       Security        direct (I)
                                                                                                       (Instr. 5)
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                             Date      Expira-           Title          Amount or
Not Applicable               Exer-     tion                             Number of
                             cisable   Date                             Shares
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
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

Explanation of Responses:

                              /s/ Yuwen Cheng                  December 19, 2000
                              -------------------------------  -----------------
                              **Signature of Reporting Person         Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.